EXHIBIT 10.1

FIRST AMENDMENT TO SHARE SUBSCRIPTION AGREEMENT

This FIRST AMENDMENT TO SHARE SUBSCRIPTION AGREEMENT (this “Amendment”) is made as of February 16, 2011, by and between Canon Investment Holdings Limited, a company organized under the laws of Hong Kong (“Canon” or the “Buyer”), and Altair Nanotechnologies Inc., a company organized under the laws of Canada (the “Altair” or “Company”).

W I T N E S S E T H:

WHEREAS, on September 20, 2010, Canon, Altair and certain of their respective subsidiaries (as applicable) entered into a Share Subscription Agreement (the “SSA”), a Conditional Supply and Technology Licensing Agreement (the “Supply Agreement”) and other related agreements (collectively, the “Original Agreements”);

WHEREAS, the SSA contemplates that the Closing (as defined in the SSA) will be consummated on or prior to an End Date (as defined in the SSA) of January 31, 2011;

WHEREAS, Canon and Altair wish to enter into this Amendment to set forth their mutual agreement to extend the End Date under the SSA and to consummate the Closing on May 17, 2011, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Buyer and the Company hereby agree as follows:

1.	Capitalized terms used but not defined herein shall have the meanings ascribed to them under the SSA.

2.
The Company and Buyer hereby agree that the “End Date” under the SSA shall be extended to May 17, 2011, or such earlier date for the Closing as notified by Canon to Altair pursuant to paragraph 4 below.

3.	In accordance with Section 2.01 of the SSA, the Company and Buyer hereby agree that the Per Share Price, as adjusted to take into account the effect of the Consolidation, shall be US$1.5528.

4.
Notwithstanding Section 2.02 of the SSA, the Company and Buyer agree that the Closing shall take place on the End Date (or at an earlier date, if notified by Buyer to the Company at Buyer’s sole discretion upon five Business Days written notice), subject to the satisfaction and waiver of the conditions set forth in Article 6 of the SSA; provided that prior to the Closing, the Company shall have obtained all necessary approvals, which, in the reasonable opinion of Buyer, are required under Applicable Law for the performance of and consummation of the transactions contemplated under the SSA, as amended by this Amendment.

5.
Notwithstanding Section 2.03 of the SSA, on or prior to May 1, 2011, the Company shall deliver a statement to Buyer stating the number of Purchased Securities to be issued by the Company at the Closing, accompanied by all information (including type and number of Company Securities outstanding) necessary for the Buyer to confirm that the number of Purchased Securities so stated will constitute 51.0% of the outstanding shares of Common Stock on a Fully Diluted Basis immediately following the Closing.

6.
Notwithstanding any provision in the SSA to the contrary, including Section 5.03 of the SSA, from the date hereof until May 1, 2011 (the “Specified Period”), the Company may access the capital markets to raise working capital subject to the following conditions:

a.
the Company may issue only Common Stock and warrants to acquire Common Stock, which warrants shall be issued to subscribers pro rata based upon the number of shares of Common Stock purchased (each, an “Issuance”);

b.
the per share subscription price for any Issuance of shares of Common Stock, taking into account the implied value of any warrants issued in connection with such Issuance (the “Per Share Issuance Price”), shall be consistent with the price range suggested the Company’s investment banker with reference to the prevailing market price;

c.
the aggregate number of shares of Common Stock issued or issuable by the Company (on a Fully-Diluted Basis, assuming the exercise of all warrants) during the Specified Period shall be less than 20% of the aggregate number of shares of Common Stock outstanding as of the date hereof (“20% Cap”), provided that in the event any Issuance is made at a Per Share Issuance Price that is lower than the Per Share Price, then in addition to the 20% Cap, the aggregate offering amount of all Issuances during the Specified Period shall be subject to a further cap of US$7,500,000;

d.
all Issuances shall be made on terms that are customary for similar capital raising transactions for companies in similar circumstances, and no Issuance shall contain any terms that could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by the SSA, as amended by this Amendment, or that could reasonably be expected to dilute materially the benefits to Buyer of the transactions contemplated by the SSA, as amended by this Amendment (other than the dilutive effect of the issuances of shares of Common Stock and warrants as expressly contemplated by this Amendment);

e.
without the prior written consent of Buyer, not to be unreasonably withheld, no issuance shall be made to any Affiliate of the Company, or any director or officer of the Company or any Subsidiary or any Affiliate or “associate” or members of the “immediate family” (as such terms as respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer; and

f.
the Company shall keep Buyer full informed, on a current basis, of the status and details of all proposed Issuances and shall promptly provide to Buyer copies of full documentation for all completed Issuances.

7.
Notwithstanding anything to the contrary in the SSA or this Amendment, in the event the Company makes any Issuance at a Per Share Issuance Price that is lower than the Per Share Price, Buyer shall have the right, exercisable by it in its sole discretion at any time, to terminate the SSA and this Amendment, without any liability thereunder or hereunder.

8.
In consideration of the provisions of this Amendment, without prejudice to paragraphs 4 and 11 hereof, (a) the Company hereby expressly confirms and waives its right and remedies against Buyer and its Affiliates (including, without limitation, any right to terminate the SSA) for any claims under the SSA arising prior to the date hereof, and (b) the Buyer hereby expressly confirms and waives its right and remedies against the Company and its Affiliates (including, without limitation, any right to terminate the SSA) for any claims under the SSA arising prior to the date hereof.

9.
Notwithstanding anything to the contrary in the Supply Agreement, (i) Altair agrees on behalf of itself and its subsidiary Altairnano, Inc. that the purchase and sale of nLTO in 2011 contemplated under the Supply Agreement shall be suspended for a period of up to six months from the date of this Amendment, or, if later, until Altair, Altairnano, Inc. and Zhuhai Yintong Energy Co. Ltd. (“YTE”) reach mutually satisfactory resolution on the technical issues relating to the transfer of technology; (ii) Altair, Altairnano, Inc. and YTE shall mutually discuss and agree on the payment arrangements that will apply to the purchase and sale of nLTO under the Supply Agreement after such suspension period; and (iii) Altair and Altairnano, Inc. shall deliver the twenty-five thousand (25,000) 11Ahr battery cells and one ALTI-ESS unit purchased by YTE from Altairnano, Inc. under the Supply Agreement and certain purchase orders, in whole and on time, to YTE prior to March 31, 2011, such products shall conform to the specifications and other terms contained in the Supply Agreement, and within five (5) Business Days after the receipt of such products by YTE, YTE shall make a payment to Altair for the outstanding balance of the purchase price for such products.  This paragraph 9 shall survive any termination of this Amendment by Canon pursuant to paragraph 7 hereof.

10.
Prior to the Closing Date, for each Material Contract submitted by the Company to Buyer for approval under Section 5.01 of the SSA, Buyer shall review and notify Altair of its response within five (5) Business Days of its receipt of full documentation for such Material Contract.

11.
Subject to the terms and conditions of the SSA, as amended by this Amendment, each of Buyer and the Company will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to cause the conditions set forth in Article 6 of the SSA to be satisfied on or before the End Date and to consummate the transactions contemplated by the SSA, as amended by this Amendment.

12.
The Company and Buyer agree to take such actions as necessary or appropriate to give effect to the provisions of this Amendment, including without limitation, executing conforming amendments to the SSA or the other Original Agreements, if applicable.

13.	Each party hereby confirms that the execution, delivery and performance of this Amendment by such party has been duly authorized by all necessary corporate actions on the part of such party.

14.	This Amendment shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

15.
This Amendment shall constitute an amendment to the SSA in accordance with the terms thereof.  The SSA, as amended by this Amendment, shall continue in full force and effect.  From and after the date hereof, references to the SSA shall be deemed to be references to the SSA, as amended by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this FIRST AMENDMENT TO SHARE SUBSCRIPTION AGREEMENT to be duly executed by their respective authorized officers as of the day and year first above written.

CANON INVESTMENT HOLDINGS LIMITED
By:	/s/ Guohua Sun
	Name:	Guohua Sun
	Title:	General Manager

ALTAIR NANOTECHNOLOGIES, INC.
By:	/s/ Terry M. Copeland
	Name:	Terry M. Copeland
	Title:	President & CEO

[Signature Page to First Amendment to Share Subscription Agreement]